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                                                                Exhibit 10.13

                              AGREEMENT

         This Agreement (the "Agreement"), is made as of February 1, 1998 (the "Effective Date") between Giga Information Group, Inc. a Delaware corporation having its principal place of business at One Longwater Circle, Norwell, MA 02061 ("Giga"), and David Gilmour, an individual having a place of residence at 26010 Torello Lane, Los Altos Hills, CA 94022 ("Gilmour").

         Gilmour has conceived of ideas for the development and commercialization of various forms of software related to the automatic capture of knowledge through messaging systems (the "Software"), and has disclosed to Giga and its directors his desire to pursue development and commercialization of the Software. The parties to this Agreement believe that it is in the best interests of each to permit Gilmour to pursue the development, commercialization, distribution and other exploitation of the Software ("Activities") to:

1. Enable Giga to continue benefiting from Gilmour's efforts, experience and knowledge of Giga;
2. Enable Gilmour to devote up to 75% of his time to the startup of a software venture, Tacit Knowledge Systems ("Tacit"), that anticipates developing and selling software products initially in the email and groupware segments of the knowledge management software market;
3. Enable Giga to benefit from any commercial products developed by Tacit and overall success of Tacit; and
4. Resolve all areas where this arrangement may cause a lack of clarity regarding intellectual property right ownership, time allocation and equity ownership.

In consideration of the mutual obligations, covenants and promises contained herein, Giga and Gilmour agree as follows:

1.       Financial Considerations

1.1 Gilmour holds a $400,000 note from Giga arising from Giga's acquisition of ExperNet. Giga hereby agrees to redeem this note in cash as follows: (i) 1/2 upon the signing of this Agreement and (ii) 1/2 by April 15, 1998.

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1.2      Gilmour owns 80,000 shares of Giga Series A Preferred Stock convertible into 320,000 shares of Giga common stock. Giga has the right to re-purchase a portion of these shares if Gilmour leaves Giga voluntarily prior to July 6, 1998. Giga hereby forfeits its right to repurchase these shares.

1.3 Gilmour has been granted a Giga incentive Stock Option to purchase 120,000 shares of Giga common stock at $0.50 per share. As of January 31, 1998, 75,000 shares were vested and available for exercise. As of the Effective Date, this option will change to a Non-qualified Stock Option and the remaining unvested shares will vest at a revised rate of an additional 1/96 of the total number of shares under the option each month thereafter. This option will continue to vest as long as Gilmour is a consultant, as further defined below, to the Company. No shares vested under the option will be subject to repurchase by Giga. Except as modified by this Agreement, all other terms and conditions of the option will remain in full force and effect.

1.4 Gilmour will be a consultant to the Company for at least six months from the Effective Date, or such longer period as mutually agreed in writing. He will devote approximately 25% of his time advising the Company as its Acting Chief Research Officer or in any other appropriate capacity as Giga may reasonably determine. For this consulting, Giga will pay Gilmour monthly at the annualized rate of $50,000. Gilmour will at all times be an independent contractor and Giga shall have no liability whatsoever for withholding, collection or payment of income taxes or for taxes of any other nature on behalf of Gilmour. It is specifically understood that Giga shall not, with respect to Gilmour services, exercise or have the power to exercise such control over Gilmour as would indicate or establish that a relationship of employer and employee exists between Gilmour and Giga. Gilmour shall have full and complete control over the manner and method of rendering his services hereunder.

1.5 Gilmour will continue to be a Director of Giga, at the pleasure of the Board of Directors. However, as of the Effective Date, he will become a non-employee Director.

1.6 Giga will receive a 7.5% equity ownership of Tacit Knowledge Systems ("Tacit"). The 7.5% ownership will be based on the fully diluted shares outstanding after the formation of Tacit. Giga's ownership position will be protected from dilution arising from shares purchased by Gilmour and/or his family either (i) within the first 18 months from the initial formation of Tacit or (ii) the date of Tacit's closing its first $1 million of financing from investors other than Gilmour and/or his family, whichever comes first, without additional consideration payable by Giga.

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Giga will have the right to participate in any future financings of Tacit, under the same terms and conditions as the other participants, so that Giga's percentage ownership of Tacit, on a fully diluted basis, does not drop below 7 1/2%. This right will terminate on the earlier of (i) the date Giga elects not to participate in a Tacit financing to maintain it's ownership percentage, (ii) the acquisition of a controlling interest in Tacit by another entity, or (iii) an initial public offering by Tacit.

1.7 Giga will pay for Gilmour's medical benefits as long as they are available to Gilmour under COBRA.

2.       Software and Technology License for Giga

2.1 Tacit hereby grants Giga a royalty-free, irrevocable, worldwide license to use, internally and as a value added component of its commercial information services, any and all software, products and technologies, in object code form only ("Licensed Software") Tacit develops during the three year period commencing with the Effective Date. However, Tacit shall not be under any obligation to provide Giga with any software or technology which has not yet been released as a Tacit product while such software or technology is under development by Tacit. This License may be extended, at Giga's option, for two additional one-year periods for a fee of $50,000 per year. Except as provided in this Agreement, Giga's rights in and use of the Licensed Software shall be bound by the most favorable terms and conditions applicable to licensee under Tacit's commercial software licenses.

2.2 Except for any dynamically downloaded software objects necessary for end user access to the Giga services incorporating the Licensed Software, Giga shall not have the right to sublicense, install, or distribute, any of the Licensed Software to any third party or customer.

2.3 Any cost of modifying, supporting and integrating the Licensed Software with Giga services, that may be incurred by Tacit at Giga's request, shall be billed to Giga at Tacit's most favorable rates for such services. Tacit shall not be under any obligation to provide support for those portions of Licensed Software which were never licensed commercially by Tacit to third parties.

2.4 Giga will provide reasonable support with respect to Tacit's alpha and beta testing by being a test bed.

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2.5      During the term of the aforementioned license, Tacit will indemnify
Giga, and its officers, directors and employees against any claim that the use of the Licensed Software infringes: (i) a patent, (ii) a copyright, (iii) a trade secret or (iv) other property right. Tacit will pay resulting costs, damages and attorney's fees finally awarded against Giga on the condition that:

(a) Giga notifies Tacit in writing promptly following Giga's receipt of any such claim;
(b) Tacit has sole control of the defense, and all related settlement negotiations for, any such claim; and
(c) Giga cooperates fully in the defense of, in the implementation of remedies for, and furnishes all related evidence in its control relating to, any such claim

Tacit is not liable for infringement claims based on (i) the combination, operation or use of the Licensed Software with data or software not supplied or authorized by Tacit; or (ii) modifications to the Licensed Software not authorized by Tacit.

3.       Intellectual Property

3.1 Exclusion. The parties agree that the Software shall not to constitute a "Development" or "Proprietary Information" as such terms are defined in the Invention and Non-Disclosure Agreement dated July 6, 1995 between Gilmour and Giga (the "Invention Agreement"). To the extent any entity were to deem the Software as Developments or Proprietary Information, Giga hereby waives and disclaims any and all rights, title, and interest it may have in such Developments or Proprietary Information, and furthermore agrees to assign to Gilmour any and all rights, title and interest in such Software and Activities. Giga acknowledges and agrees that all rights, title and interest in and to the Software and Activities are the sole and exclusive property of Gilmour.

3.2 Use of Proprietary Information. Gilmour represents that it has no intention to use any Proprietary Information in connection with the Activities, with the exception of a de minimus amount of (i) facilities and equipment and
(ii) archival data used solely for the purpose of testing the Software. Giga acknowledges that such de minimus use shall not in any way encumber Gilmour's ownership of the Software. Gilmour acknowledges that such use will not impair Giga's ownership of Proprietary Information.

4.       Non-compete

4.1 Gilmour agrees that he shall not, directly or indirectly, either as a consultant, employee, partner, officer, director or majority stockholder or in any other capacity,

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accept employment with or render consulting services to the following direct competitors of Giga or their affiliates: The Gartner Group, Inc., META Group, Inc. or Forrester Research, Inc.

4.2 Gilmour agrees not to divert the business or patronage of any of the current or Prospective Customers, clients, or accounts of Giga which were contacted or serviced by Gilmour during the period of Gilmour's employment or consulting. Giga agrees to support marketing by Tacit of Tacit's products to Giga customers and Prospective Customers provided such marketing does not adversely affect Giga's relationships with those customers. The term "Prospective Customer" herein shall mean any organization which Giga has actively solicited within twelve (12) months prior to the date of termination of Gilmour's consulting arrangement with Giga.

4.3 Gilmour agrees not to recruit or assist others in recruiting any person who is, or was within the preceding twelve (12) months, an employee of Giga, without prior written consent of Giga.

4.4 This section 4 shall remain in effect for a period of one (1) year from the date Gilmour voluntarily ends his consulting arrangement with Giga.

5.       Representations

5.1 Giga agrees that Gilmour has made reasonable disclosure to Giga of his plans regarding the Software. Gilmour agrees that statements made to Giga concerning his plans regarding the Software have been made in good faith and are complete and accurate to the best of his knowledge.

5.2 Giga represents that this Agreement has been approved by a majority of the disinterested members of the Giga Board of Directors. Giga shall indemnify Gilmour against any and all losses, claims, liabilities, or actions resulting from a willful breech of the preceding representation.

6.       General

6.1 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

6.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or

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contemporaneous understandings or agreements, written
or oral, regarding such subject matter. This Agreement may not be modified, amended, rescinded, or waived, in whole or in part except by a written instrument signed by the duly authorized representatives of both parties.

6.3 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties' permitted successors and assigns

By signing below, each party agrees to the terms of this Agreement as of the Effective Date. Once signed, any reproduction of this Agreement or an Order under it made by reliable means (for example photocopy or facsimile) is considered an original.

Giga Information Group, Inc.:                     David L. Gilmour:

By:
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                                      (on his own behalf and on behalf of Tacit)


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Print Name

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Title

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Signing Date                          Signing Date

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